Exhibit 99.1

For Immediate Release

Wolfe Axelrod Weinberger Associates, LLC

Stephen D. Axelrod, CFA/Adam Lowensteiner

(212) 370-4500, (212) 370-4505

steve@wolfeaxelrod.com, adam@wolfeaxelrod.com

IMPERIAL PETROLEUM, INC. TO RAISE $3.1 MILLION IN INSTITUTIONAL EQUITY FINANCING

Evansville, IN,—September 16, 2011 — Imperial Petroleum, Inc. (OTCQX: IPMN), a leading Biodiesel and diversified alternative energy company, today announced that it has entered into definitive agreements with accredited and institutional investors to raise an aggregate of $3.1 million before fees and expenses in a private placement of equity securities. Under the terms of the agreements, the Company will issue 4,143,335 shares of its common stock at $0.75 per share and warrants to purchase up to 2,071,668 shares of its common stock with a $1.00 per share exercise price, subject to adjustment therein, and a term of 5 years. The offering is expected to close on or about September 21, 2011, subject to customary closing conditions.

In connection with the transaction, the Company has agreed to file a registration statement within 75 days of the closing with the Securities and Exchange Commission to register the resale of the shares of common stock issued at closing and the shares of common stock issuable upon exercise of the warrants.

“The proceeds of this equity raise will enable us to rapidly expand our biodiesel operations at the Middletown, Indiana facility by about 30%,” said Jeffrey T. Wilson, President of Imperial. “As previously announced we are currently operating the plant at capacity and current projections of the fiscal year 2012 predict production and sales of about 34 million gallon. We expect the rapid expansion of the plant to 40-45MMGPY to increase cash flow and revenues, enabling us to continue on our growth trajectory.”

“Also,” Wilson stated, “we are pleased to have garnered institutional support for this financing, and look forward to reporting our results with this capital raise in the coming quarters.”

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM—News) acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Imperial Petroleum

Imperial Petroleum, Inc. is a diversified energy company headquartered in Evansville, Indiana. The Company is engaged in three principal areas of energy production: (i.) biodiesel and biofuels production; (ii.) traditional oil and gas exploration and production and (iii.) non-traditional oil production of heavy oil from mineable tar sands. For more information, visit the Imperial Petroleum corporate web site at: www.imperialpetroleuminc.com.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.